Exhibit 99.1

Contact: Richard Crowley
Micrel, Incorporated
1849 Fortune Drive
San Jose, CA 95131
Phone: (408) 944-0800                                           [Micrel Logo]

Press Release

MICREL REPORTS INCREASED REVENUES AND NET INCOME FOR FIRST QUARTER
  - Sales Increased 5% Sequentially and 20% Year-Over-Year to $61.3 Million
  - Net Income of $4.6 Million, $0.05 per Diluted Share
  - Gross Margin Increased for the Third Consecutive Quarter
  - Highest Quarterly Bookings Level Since Third Quarter 2000
  - Highest Analog Quarterly Bookings Level in Company History

   SAN JOSE, CALIFORNIA (April 22, 2004) - Micrel, Incorporated (Nasdaq NM:
MCRL) today reported higher revenues and net income for the quarter ended
March 31, 2004. First quarter 2004 revenues of $61.3 million increased 5% from $58.3 million in the fourth quarter and were 20% higher than the $51.0 million reported in the first quarter of 2003.

   First quarter 2004 net income increased to $4.6 million, or $0.05 per diluted share, from $4.0 million, or $0.04 per diluted share in the fourth quarter and breakeven in the first quarter of last year. Included in the first quarter 2004 results is $788 thousand of pre-tax, non-cash deferred stock compensation expense equivalent to approximately one-half cent per share. During the quarter, the Company enhanced its position in the low power Radio Frequency (RF) market by acquiring BlueChip Communications for $2 million in cash. BlueChip designs, develops and markets high performance RF integrated circuits and modules for the actuation and connectivity markets. The transaction resulted in a one-time, $480 thousand in-process research and development charge in the first quarter, which was within the previously announced range. The in-process research and development charge is not tax deductible which caused the effective tax rate in the first quarter to be 37.3%. The BlueChip acquisition is expected to be accretive beginning in the second half of this year.

   "We are pleased with the continued growth in sales and profitability Micrel achieved in the first quarter," stated Ray Zinn, President and Chief Executive

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Micrel Reports Increased Revenues and Net Income for First Quarter
April 22, 2004
Page 2

Officer of Micrel. "New orders for the first quarter reached their highest level since the third quarter of 2000, and orders for the Company's analog standard products were the highest recorded in any quarter in the Company's history. The growth in orders was broad based with strength coming from customers serving the industrial, computing and communications end markets. We are also encouraged by the growth in demand for the Company's high bandwidth and Ethernet products, which offset a decline in foundry revenues, and resulted in a richer sales mix and higher margins for the first quarter. The Company's gross margin increased sequentially by over 400 basis points in the first quarter to 45%, demonstrating the leverage inherent in Micrel's business model."

   Outlook
   -------
   The Company entered the second quarter of 2004 with the highest 90-day backlog since December 2000. However, while demand for the Company's products appears to be strong, lengthening lead times in the electronics supply chain will likely result in a lower level of turns fill during the second quarter. Based on current backlog levels and demand estimates, the Company believes that second quarter 2004 revenues will increase sequentially to approximately $68 million to $70 million. Gross margin is expected to increase in the second quarter to approximately 48% to 50%, and the effective tax rate is projected to be 35%.

   Conference Call
   ---------------
   The Company will host a conference call at 2:00 p.m. PDT (5:00 p.m. EDT) today. Chief Executive Officer Raymond Zinn and Chief Financial Officer Richard Crowley will present an overview of first quarter financial results, discuss current business conditions and then respond to questions.

   The call is available live to any interested party on a listen only basis by dialing (303) 262-2130 or (800) 219-6110 at least five minutes before the scheduled start time, and asking to be connected to the Micrel, Incorporated Conference Call. A live webcast will also be available through www.vcall.com. An audio replay of the conference call will be available through April 29, 2004, by dialing (303) 590-3000 or (800) 405-2236 and entering passcode number 576370. The webcast replay will also be available on the Company's website at www.micrel.com

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Micrel Reports Increased Revenues and Net Income for First Quarter
April 22, 2004
Page 3


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

   This release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include statements about the following topics: our expectations regarding future financial results, including revenues, gross margin and effective tax rate; our enhanced position in the low power RF market; the leverage potential in the Company's business model; and our expectations regarding future customer demand and new order rates. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: the effect of the Company's restatement of previous financial statements; softness in demand for our products; customer decisions to cancel, reschedule, or delay orders for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computer, telecommunications and industrial markets; the impact of any previous or future acquisitions; changes in demand for networking or high bandwidth communications products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company's financial statements; the worldwide financial situation; the timely and successful development and market acceptance of new products and upgrades to existing products; continued softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel's common stock and other market conditions; the difficulty of predicting our future cash needs; the nature of other investment opportunities available to the Company from time to time; and Micrel's operating cash flow. For further discussion of these risks and uncertainties, we refer you to the documents the Company files with the SEC from time to time, including the Company's Annual Report on Form 10-K for the year ended December 31, 2003.
All forward-looking statements are made as of today, and the Company disclaims any duty to update such statements.

About Micrel

   Micrel is a leading manufacturer of advanced high-performance analog, mixed-signal and digital ICs. These products include low drop-out and switching

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Micrel Reports Increased Revenues and Net Income for First Quarter
April 22, 2004
Page 4

voltage regulators, PCMCIA and USB power controllers, high speed communications interfaces, operational amplifiers, comparators, voltage references, power drivers, RF devices, high speed logic and clock management ICs. Applications for these products include palmtop, notebook and desktop computers, computer peripherals, cellular phones, high speed communications systems, fiber optic communications modules, automatic test equipment, consumer electronics, industrial and process control products and avionics systems. Micrel also designs, develops and markets PHYs, repeaters and switches for Ethernet, Fast Ethernet and Gigabit Ethernet applications.

   For further information, contact Richard Crowley at Micrel, Incorporated, 1849 Fortune Drive, San Jose, California 95131, (408) 944-0800 or visit our web site at http://www.micrel.com.

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Micrel Reports Increased Revenues and Net Income for First Quarter
April 22, 2004
Page 5

                              MICREL, INCORPORATED
              GAAP CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share amounts)
                                  (Unaudited)

                                                          Three Months Ended
                                                              March 31,
                                                        ---------------------
                                                           2004        2003
                                                        ---------   ---------
Net revenues                                            $  61,261   $  50,955

Cost of revenues*                                          33,717      30,411
                                                        ---------   ---------

Gross profit                                               27,544      20,544

Operating expenses:
  Research and development                                 10,556      12,689
  Selling, general and administrative                       8,866       6,992
  Amortization of deferred stock compensation*                595         766
  Purchased in-process technology                             480          -
                                                        ---------   ---------
    Total operating expenses                               20,497      20,447
                                                        ---------   ---------

Income from operations                                      7,047          97
Other income, net                                             249         166
                                                        ---------   ---------

Income before income taxes                                  7,296         263
Provision for income taxes                                  2,721          89
                                                        ---------   ---------

Net income                                              $   4,575   $     174
                                                        =========   =========

Net income per share:
  Basic                                                 $    0.05   $    0.00
                                                        =========   =========
  Diluted                                               $    0.05   $    0.00
                                                        =========   =========

Shares used in computing per
 share amounts:
  Basic                                                    92,518      92,039
                                                        =========   =========
  Diluted                                                  95,249      92,739
                                                        =========   =========

* Amortization of deferred stock
   compensation included in:
    Cost of revenues                                    $     193   $     301
                                                        =========   =========

    Research and development                            $     218   $     509
    Selling, general and administrative                       377         257
                                                        ---------   ---------
      Total Operating expenses                          $     595   $     766
                                                        =========   =========

Micrel Reports Increased Revenues and Net Income for First Quarter
April 22, 2004
Page 6


                              MICREL, INCORPORATED
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                  (Unaudited)

                                                      March 31,    December 31,
                                                         2004          2003
                                                     -----------   -----------

ASSETS
CURRENT ASSETS:
  Cash, cash equivalents and short-term investments   $ 143,138     $ 140,059
  Accounts receivable, net                               38,133        33,084
  Inventories                                            34,322        31,108
  Deferred income taxes                                  32,449        34,294
  Other current assets                                    2,646         2,132
                                                      ---------     ---------
    Total current assets                                250,688       240,677

PROPERTY, PLANT AND EQUIPMENT, NET                       87,904        87,993
INTANGIBLE ASSETS, NET                                    8,606         5,771
DEFERRED INCOME TAXES                                     2,275         2,483
OTHER ASSETS                                                393           515

                                                      ---------     ---------
TOTAL                                                 $ 349,866     $ 337,439
                                                      =========     =========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                    $  16,331     $  12,897
  Taxes payable                                           7,603         7,627
  Deferred income on shipments to distributors           14,435        12,272
  Other current liabilities                              16,536        12,152
  Current portion of long-term debt                         578           703
                                                      ---------     ---------
    Total current liabilities                            55,483        45,651

LONG-TERM DEBT                                            3,519         3,280
OTHER LONG-TERM OBLIGATIONS                               4,487         4,899

SHAREHOLDERS' EQUITY:
  Common stock                                          157,325       160,015
  Deferred stock compensation                            (3,070)       (3,954)
  Accumulated other comprehensive loss                      (26)          (25)
  Retained earnings                                     132,148       127,573

                                                      ---------     ---------
TOTAL SHAREHOLDERS' EQUITY                              286,377       283,609
                                                      ---------     ---------

TOTAL                                                 $ 349,866     $ 337,439
                                                      =========     =========